In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Statement is being filed by Credit Suisse AG (the "Bank"), a Swiss bank, on behalf of its subsidiaries to the extent that they constitute the Private Banking and Wealth Management Division other than the Alternative Investments business (the "AI Business") and U.S. private client services business (the "U.S. PCS Business") (the "Reporting Person"). The address of the principal business and office of the Bank is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the principal business and office of the Reporting Person in the United States is Eleven Madison Avenue, New York, New York 10010. The ultimate parent company of the Bank is Credit Suisse Group AG ("CSG"), a corporation formed under the laws of Switzerland. CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking products.

The Bank is comprised of the Investment Banking Division and the Private Banking and Wealth Management Division. The Investment Banking Division provides a broad range of financial products and services, including global securities sales, trading and execution, prime brokerage and capital raising services, corporate advisory and comprehensive investment research, with a focus on businesses that are client-driven, flow-based and capital-efficient. Clients include corporations, governments, institutional investors, including hedge funds, and private individuals around the world. The Private Banking & Wealth Management Division offers comprehensive advice and a wide range of financial solutions to private, corporate and institutional clients. The Private Banking & Wealth Management Division comprises the Wealth Management Clients, Corporate & Institutional Clients and Asset Management businesses. Wealth Management Clients serves ultra-high-net-worth and high-net-worth individuals around the globe and private clients in Switzerland. The Corporate & Institutional Clients business serves the needs of corporations and institutional clients, mainly in Switzerland. Asset Management offers a wide range of investment products and solutions across asset classes and all investment styles, serving governments, institutions, corporations and individuals worldwide. The business address of CSG is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland. CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person.

CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Investment Banking Division as well as the AI Business and the U.S. PCS Business within the Private Banking and Wealth Management Division) may beneficially own securities to which this Statement relates (the "Shares") and such Shares are not reported in this Statement. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. The Investment Banking Division (including the AI Business and the U.S. PCS Business) disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG and the Investment Banking Division (including the AI Business and the U.S. PCS Business).